Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Investor/Media Contact:
Paul Surdez - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Expands Partnership with Perinatal Quality Foundation to Educate Patients and Healthcare Providers about Noninvasive Prenatal Testing

PQF and LabCorp Build On Established Collaboration that Promotes Appropriate Use of Innovative Technologies in Clinical Care

Burlington, NC, September 3, 2015 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today an expansion of its long-standing partnership with the Perinatal Quality Foundation (PQF) to collaborate on a new strategic initiative focused on noninvasive prenatal screening, the Genetic Education Module (GEM).

PQF’s GEM initiative will provide education to help patients and healthcare providers better understand the benefits and limitations of noninvasive prenatal screening and how to interpret the results of that screening. GEM will also build a patient registry designed to correlate the results of noninvasive prenatal testing with the results of confirmatory diagnostic tests, such as chorionic villus sampling (CVS) or amniocentesis, as well as post-partum outcomes. In addition, the initiative will help develop processes for credentialing healthcare personnel in the delivery of pre- and post- screening information. LabCorp and PQF are committed to improve patient outcomes and lives, while lowering costs, through expanded access to emerging healthcare technologies, such as their existing work on PQF’s Nuchal Translucency Quality Review program, which provides education and credentialing for sonographers and physicians involved in first trimester risk assessment.

"As new genetic technologies enter the market, it is imperative for industry leaders, such as LabCorp, to foster the use of genetic information and support the appropriate administration and interpretation of these technologies,” said Dr. Ron Wapner and Dr. Larry Platt, members of the PQF board of directors. “LabCorp is one of the founding supporters of PQF, and we welcome LabCorp’s continued assistance in helping PQF meet its objectives of educating patients and providers."

“As a leader in integrated genetic testing and counseling services, we are proud to support another important PQF objective, facilitating physician and patient access to much-needed resources focused on noninvasive prenatal screening," stated Dr. Marcia Eisenberg, LabCorp Diagnostics’ Chief Scientific Officer. “Genetic testing is a rapidly evolving area of medicine, and by working collaboratively with organizations like PQF, we can advance access to, and understanding of, high-quality test results for physicians and the patients they serve.”

LabCorp is a leader in women’s health and specialty genetics, and has extensive experience developing and commercializing innovative maternal diagnostic testing services, including noninvasive prenatal screening, the SNP microarray and expanded carrier screening, that is changing the way care is provided. LabCorp also offers integrated complementary services to testing, such as clinical programs for maternal serum screening, cytogenetics, single gene testing and the industry’s largest team of genetic counselors, who support patients and their physicians with analysis, assessment, and interpretation of genetic test results.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue pro forma for the acquisition of Covance in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, and the Company’s Form 10-Q for the quarter ended June 30, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

About PQF
The Perinatal Quality Foundation was incorporated in Washington, D.C. in 2004 and in Oklahoma in 2010. It is an independent non-profit foundation. The mission of the Perinatal Quality Foundation is to improve the quality of Maternal-Fetal medicine medical services by providing state of the art educational programs, and evidence-based, statistically valid monitoring systems to evaluate current practices and facilitate the transition of emerging technologies into clinical care. The foundation is committed to disseminating safe and excellent obstetrical practice protocols, and to providing clinician and provider education, monitoring measures, and consensus discussions on emerging obstetrical technologies. www.perinatalquality.org